Exhibit 10.1
TRANSITION AND EARLY RETIREMENT AGREEMENT
     THIS TRANSITION AND EARLY RETIREMENT AGREEMENT (the “Agreement”) is entered into by and between Sysco Corporation, a Delaware corporation (the “Company”) and KENNETH F. SPITLER, a resident of the State of Texas (“Executive”), as of the Effective Date of the Agreement, as defined below.
W I T N E S S E T H:
     WHEREAS, Executive and Company are parties to that certain First Amended and Restated Executive Severance Agreement dated December 23, 2008 (the “Severance Agreement”), a copy of which is attached hereto;
     WHEREAS, Executive and Company are parties to that certain Sysco Corporation Fiscal 2010 Management Incentive Plan Bonus Agreement, effective as of June 28, 2009 (the “MIP Bonus Agreement”) pursuant to which Executive is entitled to a bonus if the Company meets certain pre-established performance criteria (the “MIP Bonus”);
     WHEREAS, Executive has resigned from his positions as Vice Chairman of the Board of Directors and President and Chief Operating Officer of the Company and as a director of the Company effective as of the close of business on February 5, 2010, and has indicated his intention to retire from his employment with the Company effective as of the close of business on June 28, 2010 (the “Retirement Date”); and
     WHEREAS, the parties hereby wish to memorialize their agreement with respect to Executive’s retirement and to clarify his duties through the Retirement Date.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Executive’s Duties; Compensation and Retirement from the Company.
          (a) During the period commencing on the Effective Date of this Agreement through the Retirement Date (the “Transition Period”), Executive shall continue to serve as a non-executive employee of the Company and shall continue to owe a duty of loyalty to the Company. In his position as a non-executive employee of the Company, Executive shall perform such tasks as may be requested by the Company’s Chief Executive Officer or the Company’s Board of Directors (the “Board”). These tasks shall include, but not be limited to, supporting key executives as designated by the Company. In furtherance of these duties, Executive will continue to have access to the Company’s Confidential Information and Trade Secrets, as deemed appropriate by the Company, including, without limitation, access to email and the financial reports prepared by the Company. It is understood that Executive will make himself available by email and telephone but that Executive is not required to be in the office on a full-time basis during usual business hours and Executive is not required to travel on behalf of the Company.

          (b) During the Transition Period, and subject to Section 1(e) Executive shall receive a monthly base salary of $60,833.34 and shall continue to be eligible for all other benefits as are in effect as of the Effective Date of this Agreement, subject to the terms and conditions of each such benefit plan or program as is then in effect, including without limitation, eligibility for a MIP Bonus for fiscal year 2010 under Executive’s MIP Bonus Agreement, as modified by Section 3 of this Agreement.
          (c) During the Transition Period, Executive shall be entitled to secretarial assistance at the Company’s headquarters in Houston, Texas, and shall be reimbursed for all reasonable expenses incurred by the Executive, with the prior approval of the Company’s Chief Executive Officer, in connection with Executive’s duties under this Agreement in accordance with the general policies, practices and procedures of the Company.
          (d) Subject to Section 1(e), Executive shall be deemed to have resigned as an employee of the Company as of the close of business on the Retirement Date without any further action required by Executive or the Company and such resignation shall be deemed to be a retirement in good standing for all purposes, including, without limitation, for the purpose of determining Executive’s rights under the Company’s benefit plans.
          (e) Notwithstanding anything herein to the contrary, Executive may be terminated by the Company for “Cause” at any time before the close of business on the Retirement Date. For the purpose of this Agreement, “Cause” as determined by the Board in good faith, means: (1) a material breach by Executive of the duties and responsibilities of Executive or any written policies or directives of the Company (other than as a result of incapacity due to physical or mental illness) which is willful or involves gross negligence (2) Executive commits any felony or any misdemeanor involving willful misconduct (other than minor violations such as traffic violations) that causes damage to the property, business or reputation of the Company, as determined in good faith by the Board; (3) Executive engages in a fraudulent or dishonest act, as determined in good faith by the Board; (4) Executive engages in habitual insobriety or the use of illegal drugs or substances; or (5) Executive breaches his fiduciary duties to the Company, as determined in good faith by the Board. The Company must notify Executive of any event constituting Cause within thirty (30) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement. Any “Cause” event shall be determined in the good faith discretion of the Board of Directors of the Company and shall be described in writing to Executive in reasonable detail. Executive shall have fifteen (15) days after receipt of written notice from the Company regarding any event constituting Cause to remedy the breach, unless, as determined in good faith by the Board, the identified breach has caused material damage to the Company and cannot be remedied. In the event that Executive is terminated for Cause prior to the Retirement Date (or if it is determined by the Board of Directors of the Company within sixty (60) days after the Retirement Date that Executive engaged in behavior that constitutes Cause on or prior to the Retirement Date), Executive (a) shall not be entitled to receive the enhanced consideration provided in Sections 1 and 6(b) of Exhibit A to this Agreement, (b) notwithstanding anything to the contrary contained herein, shall be treated as terminated for “cause” under the terms of the

Company’s benefit plans; and (c) shall only receive the salary and benefits under Section 1(b) of this Agreement through the termination date.
          (f) Executive will have a continuing duty of loyalty to the Company throughout the Transition Period. It is agreed that the foregoing obligation includes, without limitation, an obligation for Executive to avoid interference with existing business relationships between Company and its customers and/or employees and to avoid conflicts of interest that would be created by assisting any person or entity with competition against the Company during the Transition Period. It is further agreed that as part of Executive’s duties to the Company during the Transition Period and his duty of loyalty, Executive will: (i) confer with and notify Company of competitive opportunities that would reasonably be expected to be of interest to the Company; (ii) assist in the transition of Executive’s responsibilities to a new employee or employees of the Company as designated by the Company, and (iii) encourage existing customers, employees, and business associates that Executive may have contact with to continue to do business with the Company.
     2. Termination of the Severance Agreement.
     Company and Executive hereby agree that the Severance Agreement (including all rights and obligations contained therein) is hereby terminated effective as of the Effective Date of this Agreement and that Executive shall have no claims or further rights under the Severance Agreement, including, but not limited to, any claim for Good Reason or other severance qualifying event.
     3. Fiscal Year 2010 Management Incentive Plan Bonus.
          (a) Subject to a termination for Cause described herein, Company shall pay Executive an MIP Bonus for fiscal year 2010, to the extent the criteria for payment of a fiscal 2010 MIP Bonus are satisfied. Executive’s MIP Bonus shall be calculated using Executive’s base salary in effect on the Effective Date of this Agreement. Executive shall be entitled to a payment pursuant to this Section 3(a) regardless of whether or not Executive is employed by the Company as of the last day of the Company’s fiscal year as required by Executive’s MIP Bonus Agreement unless the Company terminates Executive for Cause on or before the Retirement Date. The cash bonus payable to Executive pursuant to this Section 3(a) shall be reduced by all applicable withholdings and deductions, including amounts, if any, deferred by Executive under the Company’s Executive Deferred Compensation Plan (“EDCP”) with respect to Executive’s fiscal 2010 MIP Bonus, and shall be paid at such time as Executive’s 2010 MIP Bonus would otherwise be payable under the terms of the Management Incentive Plan (the “MIP”) and the MIP Bonus Agreement. Executive’s 2010 MIP Bonus, if any, shall be used for purposes of calculating (i) the amount deferred by Executive, if any, and any company match under the EDCP; and (ii) Executive’s accrued benefit under the Company’s Supplemental Executive Retirement Plan (“SERP”), if applicable.
          (b) Subject to a termination for Cause described herein, the Company hereby waives any right to deny Executive the MIP Bonus for fiscal year 2010 as set forth in Section 3(a) above, either by amending the performance criteria or by terminating the MIP Bonus

Agreement pursuant to its authority under Section 12 of the MIP Bonus Agreement. Notwithstanding the foregoing, Executive’s MIP Bonus Agreement may be amended or terminated in the same manner and to the same extent as an amendment or termination or such other exercise of the Compensation Committee’s discretion with respect to the 2010 MIP Bonus which is applicable to the Company’s Chief Executive Officer.
     4. Allocation of Specific Consideration.
     In express exchange for Executive’s continued receipt of Confidential Information and Trade Secrets (as defined herein) in connection with the services Executive will be required to perform hereunder and in exchange for the consideration provided in Sections 1 and 6(b) of Exhibit A to this Agreement, Executive is providing the specific covenants and agreements contained in Sections 12 through 16 of this Agreement. These covenants and agreements are in addition to, and are not in lieu of, any similar covenants and agreements provided by Executive as a result of his participation in any benefit plan or program maintained by the Company, including, without limitation, the SERP, EDCP and any Stock Incentive Plan, under which executive has outstanding stock options or other equity awards (each a, “Stock Incentive Plan”).
     5. Acknowledgment of OWBPA Rights.
     Executive hereby acknowledges that he knowingly and voluntarily enters into this Agreement with the purpose of waiving and releasing any claims he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and any and all state age discrimination laws (“SADL”). Executive further acknowledges and agrees that:
a.	this Agreement is written in a manner in which he fully understands;

b.	he specifically waives any rights or claims arising under the ADEA and SADL;

c.	this Agreement does not waive rights or claims under the ADEA and/or SADL that may arise after the date this Agreement is executed;

d.	the rights and claims waived in this Agreement are in exchange for consideration over and above anything to which Executive is already entitled;

e.	Executive has been advised in writing to consult with an attorney prior to executing this Agreement;

f.	EXECUTIVE has been given 21 days in which to consider this Agreement.

g.	EXECUTIVE has been given 7 days after his execution of this Agreement to revoke this Agreement by providing written notice to Company within seven (7) days following its execution. Any notice of revocation of this Agreement shall not be effective unless given in writing and received by Company within the seven (7) day revocation period via personal delivery, overnight courier, or certified U.S. mail, return receipt requested, to Sysco Corporation, 1390 Enclave Parkway,

Houston, TX 77077-2099, Attention: General Counsel. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE AND ENFORCEABLE UNTIL SUCH SEVEN (7) DAY PERIOD HAS EXPIRED. IF EXECUTIVE REVOKES THIS AGREEMENT WITHIN SUCH SEVEN (7) DAY PERIOD, EXECUTIVE WILL NOT BE ENTITLED TO RECEIVE ANY OF THE RIGHTS AND BENEFITS DESCRIBED HEREIN.
     6. Release of Claims by Executive. In exchange for the good and valuable consideration provided herein, the receipt and sufficiency of which is hereby acknowledged, Executive, on his behalf and on behalf of his heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest (collectively, the “Derivative Claimants” and each a “Derivative Claimant”), hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, the Company and each of the Company’s directors, officers, employees, representatives, stockholders, predecessors, successors, assigns, agents, attorneys, divisions, subsidiaries and affiliates (and any and all agents, directors, officers, employees, members, stockholders, representatives and attorneys of such stockholders, predecessors, successors, assigns, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees” and each a “Releasee”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown, that Executive now has, owns, or holds, or claims to have, own, or hold, or which Executive at any time heretofore had, owned, or held, or claimed to have, owned, or held from the beginning of time to the date that Executive signs this Agreement, including, but not limited to, those claims arising out of or relating to (i) any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, or any other relationship, involving Executive and/or any Releasee, (ii) breach of any express or implied contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, assault, battery, negligence, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, the Vocational Rehabilitation Act, the Americans with Disabilities Act, and/or the Fair Credit Reporting Act or any other constitutional, federal, regulatory, state or local law, or under the common law or in equity, and (iii) any other matter (each of which is referred to herein as a “Claim”); provided, however, that nothing in this Agreement shall operate to release any claims that cannot be released under applicable law. Notwithstanding the foregoing, nothing contained herein shall operate to release any obligations of Company, its successors or assigns: (i) that relates to amounts or benefits set forth on Exhibit A, (ii) any amounts or benefits payable under any benefit plan that are otherwise payable without regard to this Agreement (subject to the terms and conditions of such plans) (iii)

any obligation of the Company under this Agreement, or (iv) to defend and indemnify Executive to the maximum extent that directors and officers of corporations are required to be indemnified under Delaware law and the Company’s Certificate of Incorporation and Bylaws for all costs of litigation and any judgment or settlement amount paid for acts, errors or omissions for periods of time during which Executive served as an officer or director of the Company.
     7. Release of Unknown Claims by Executive.
     Executive recognizes that he may have some claim, demand, or cause of action against the Releasees relating to any Claim of which he is totally unaware and unsuspecting and which is given up by the execution of this Agreement. It is Executive’s intention in executing this Agreement, having received the advice of legal counsel, that this Agreement will deprive him of any such Claim and prevent Executive or any Derivative Claimant from asserting the same. The provisions of any local, state, federal, or foreign law, statute, or judicial decision providing in substance that this Agreement shall not extend to such unknown or unsuspecting claims, demands, or damages, are hereby expressly waived.
     8. No Assignment.
     Executive represents and warrants that he has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the Claims released herein. Executive agrees to indemnify and hold harmless the Releasees against any losses, settlements, judgments, defense costs or other amounts incurred in response to any Claim, based on, arising out of, or due to any such assignment or transfer. With respect to any Claim that is subject to indemnification, the Releasees retain the right to control the defense of any Claim and to resolve any such Claim upon securing Executive’s written consent to the proposed resolution, which consent shall not unreasonably be withheld.
     9. Covenant Not to Sue.
     A “covenant not to sue” is a legal term which means Executive promises not to file a lawsuit in court. It is different from the release of claims contained above. Besides waiving and releasing the claims covered by Section 6, Executive further agrees never to sue any of the Releasees in any forum for any reason covered by Section 6. Notwithstanding this Covenant Not To Sue, Employee may bring a claim against the Company to enforce this Agreement or to challenge its validity under the ADEA and/or SADL. If Executive sues a Releasee in violation of this Agreement, he shall be liable to that Releasee for its reasonable attorneys’ fees and other litigation costs incurred in defending against that suit except as outlined in Section 10. In furtherance of the foregoing, Executive further agrees on behalf of himself and the Derivative Claimants to hold each Releasee harmless with respect to any such suit or prosecution in contravention of this Section 9.
     10. No Assistance.
     Executive understands that if this Agreement were not signed, he would have the right voluntarily to assist other individuals or entities in bringing Claims against the Releasees.

Executive hereby waives that right and hereby agrees that he will not voluntarily provide any such assistance absent compulsion of law. Notwithstanding the foregoing, Executive understands that nothing in this Agreement is intended to interfere with or deter Executive’s right to challenge the waiver of an ADEA claim or SADL claim; however, such a challenge will not affect the validity of the release of any other claims covered by this agreement. Executive understands that nothing in this Agreement is intended to interfere with or deter Executive’s right to file a charge, complaint or charge with the Equal Employment Opportunity Commission or any state agency or commission or to participate in any investigation or proceeding conducted by those agencies. This Agreement does, however, waive and release any right of Executive to recover damages with respect to any claim released herein under the civil rights statutes. Executive understands that nothing in this Agreement would require Executive to tender back the money received under this Agreement if Executive seeks to challenge the validity of the ADEA or SADL waiver; nor does Executive agree to ratify any ADEA or SADL waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Company should Executive challenge the waiver of an ADEA or SADL claim or file an ADEA or SADL suit except as authorized by federal or state law.
     11. Restrictive Covenants.
     In express exchange for Executive’s continued receipt of Confidential Information and Trade Secrets in connection with the services that Executive will be required to perform hereunder, as generally described in Section 1(a) above, and in exchange for the consideration provided in Sections 1 and 6(b) of Exhibit A to this Agreement, and following the negotiation of parties with equal bargaining power, Executive is providing each of the covenants and agreements contained in Sections 12 through 16 of this Agreement. Executive represents and warrants that the limited covenants contained in Sections 12 through 16 below: (i) are fair and reasonable in that they are required for the protection of the legitimate business interests of the Company, including, without limitation, its customer relationships, supplier relationships, Trade Secrets and Confidential Information, all of which Executive has had particular access to in his positions of Company’s Vice Chairman of the Board of Directors, President and Chief Operating Officer (including, e.g., all of the Company’s pricing strategies, marketing strategies, growth and other developmental strategies), and will continue to have access to, and particular knowledge of, in connection with his duties contemplated in Section 1(a) above; (ii) are not greater than are necessary for the protection of the Company in light of the substantial harm that the Company will suffer should Executive breach any of the provisions of said covenants or agreements; (iii) form material consideration for this Agreement; and (iv) notwithstanding that Executive is retiring as of the Retirement Date, do not prohibit Executive from engaging in his business, trade or profession, or from becoming gainfully employed in such a way as to provide a standard of living for himself, the members of his family, and those dependent upon him, to which he and they have become accustomed and may expect. With respect to these covenants and agreements, the following definitions shall apply:
          (a) “Trade Secrets” shall mean information not generally known about the Company Business which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company derives economic value from the fact that the information is not generally known to other persons who can obtain economic value from its disclosure or use. Trade Secrets include, but are not limited to, technical or non-technical data, compilations, programs and methods, techniques, processes, financial data, lists of actual customers and potential customers, customer route books or lists containing the names, addresses, buying habits and business locations of past, present and prospective customers, sales reports, price lists, product formulae, methods and procedures relating to services.
          (b) “Confidential Information” means, to the extent not a “Trade Secret,” other business information of the Company not generally known to the public and which the Company desires and makes reasonable efforts to keep confidential, including, without limitation, information regarding the following: the Company’s ERP Transformation Project, customers, suppliers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; positions; plans and strategies for expansion or acquisitions; budgets; customer, supplier and broker lists; research; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques and strategies; prospective customers’ and suppliers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information.
          (c) “Company”, for the purpose of Sections 11 through 19 of this Agreement, shall mean Sysco Corporation and all of its current operating company subsidiaries and divisions.
          (d) “Company Business” shall mean (i) the manufacturing, distribution and/or sale of the food or related nonfood products (including, without limitation, paper products, such as disposable napkins, plates and cups, tableware, such as china and silverware, restaurant and kitchen equipment and supplies, medical and surgical supplies, cleaning supplies, and personal care guest amenities, housekeeping supplies, room accessories and hotel and motel textiles) distributed by the Company and/or its operating companies as of Executive’s execution of this Agreement (“Company Products”) to restaurants, cafeterias, healthcare and educational facilities, lodging establishments, sports and entertainment venues, or other similar customers in the foodservice and hospitality industries (the “Restricted Customer Segment”) or (ii) any business to which the Company has committed substantial resources, in terms of research, time, or financing, for the two years prior to the conclusion of the Transition Period. The parties hereto agree that, by virtue of his former position as the Company’s President and Chief Operating Officer and the transition of these obligations as contemplated hereunder, Executive is fully familiar with the full range of products that are manufactured, distributed and/or sold as part of, and the new business ventures contemplated as part of, the Company Business. Company Products shall not include wine, spirits, or other alcohol products, tools, hardware, or other home supply products, auto parts, or furniture.
          (e) “Competing Business” shall mean any person, concern or entity which is engaged in or conducts a business that is substantially the same as the Company Business or any segment thereof and that is in competition with the Company Business and includes any person, concern, or entity that owns a twenty percent (20%) or larger interest in a Competing Business. For purposes of example only, and without limitation, each of the entities listed on Exhibit C, would be considered a Competing Business. Competing Business also includes any person, concern or entity whose primary business involves transportation, logistics, or supply chain management related to planning, implementing and controlling the movement and storage of items falling within the definition of Company Products. Competing Business shall not include any person, concern or entity that is engaged in or conducts a business that involves the manufacture, distribution, or sale of items falling within the definition of Company Products to establishments that fall outside of the scope Restricted Customer Segment, including retail grocery stores and retail drugstores.
          (f) “Territory” shall mean: (i) each of the fifty (50) states within the United States of America within which the Company maintains a place of business as of the execution of this Agreement; (ii) each of the provinces in Canada within which the Company maintains a place of business as of the execution of this Agreement; (iii) Ireland, wherein the Company maintains a place of business; and (iv) any other trade area or location wherein the Company either services or has serviced customers or otherwise has engaged in Material Contacts to market Company Products at any time during the twenty-four (24) months preceding the Effective Date of this Agreement, including, without limitation Mexico. “Material Contacts” shall mean research and other preparatory activity by the Company related to a business plan or proposal and one or more face-to-face meetings between the Company and local contacts or professionals.
     12.Agreement to Protect Confidential Information and Trade Secrets.
          (a) Executive covenants and agrees that he will not at any time, other than in the performance of his duties for the Company, both during and after his employment by the Company, communicate or disclose to any person or entity, or use for his benefit or for the benefit of any other person or entity, directly or indirectly, any of the Company’s Trade Secrets and/or Confidential Information. For the purposes of this Agreement, the prohibition against the disclosure of Confidential Information only shall end five (5) years after the earlier of the Retirement Date or the separation, for any reason, of Executive’s employment hereunder with the Company. The disclosure of Trade Secrets by the Executive is prohibited for the life of the Executive, or until the Trade Secret information becomes publicly available through no fault of the Executive. Notwithstanding the foregoing , Executive’s understanding of the Company’s Trade Secrets and/or Confidential Information as part of his general background, experience and knowledge shall not operate to prohibit Executive from obtaining employment with a Competing Business following the expiration of the two (2) year noncompetition period contained in Section 14.
          (b) Executive moreover acknowledges and confirms that he has no right, claim or interest to any property, invention, trade secret, information or other asset used in the business of the Company and that all such property, inventions, trade secrets, information and other assets used in the business of the Company are owned by the Company or its affiliates or licensed to the Company or its affiliates by third parties not affiliated with Executive.
     13. Agreement to Protect Supplier Relationships.
     Executive recognizes that developing suppliers on behalf of the Company takes substantial time, money and personal contact. Executive further acknowledges that Trade Secrets, Confidential Information and the Company’s relationships with its suppliers are foundations of the Company’s business. Executive accordingly covenants and agrees that during his employment by the Company hereunder and for a period of two (2) years after the earlier of the Retirement Date or the separation, for any reason, of Executive’s employment hereunder with the Company, he will not, without the prior written consent of the Company, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit, or attempt to divert or appropriate to a Competing Business any supplier with whom Executive dealt on behalf of the Company, either directly or indirectly through the supervision of others, at any time during the last two (2) years of Executive’s employment with the Company.
     14. Agreement Not to Compete.
          (a) In Connection with Company Customers. Executive recognizes that developing customers on behalf of the Company takes substantial time, money and personal contact. Executive further acknowledges that Trade Secrets, Confidential Information and the Company’s relationships with its customers are foundations of the Company’s business. Executive accordingly covenants and agrees that, during the term of Executive’s employment with the Company and for a period of two (2) years after the earlier of the Retirement Date or the separation, for any reason, of Executive’s employment hereunder with the Company, Executive shall not, without the written consent of the Company as authorized by the Board of Directors, the Chairman of the Board, or the Chairman of the Compensation Committee of the Board of Directors, on behalf of a Competing Business (including, without limitation, the entities listed on Exhibit C hereto other than the Company), either directly or indirectly (whether through affiliates, subsidiaries or otherwise), market, solicit or sell, or attempt to market, solicit or sell, any Company Product or service within the scope of the Company Business to any actual or potential customer of the Company with whom the Company has either sold product to, marketed product to (other than in connection with a mass advertisement of product) at any time during the twenty-four (24) months preceding the Effective Date of this Agreement.
          (b) On Behalf of any Competing Business. Executive furthermore covenants and agrees that, during the term of Executive’s employment with the Company and for a period of two (2) years after the earlier of the Retirement Date or the separation, for any reason, of Executive’s employment hereunder with the Company, Executive shall not, without the written consent of the Company as authorized by the Board of Directors, the Chairman of the Board, or the Chairman of the Compensation Committee of the Board of Directors, within the Territory and on behalf of a Competing Business (including, without limitation, the entities listed on Exhibit C hereto other than the Company), either directly or indirectly (whether through affiliates, subsidiaries or otherwise), perform any duties that are the same or substantially similar to those that he performed at any time during the last two (2) years of Executive’s employment with the Company.
     15. Agreement to Protect Employees.
     Executive covenants and agrees that during the term of his employment with the Company and for a period of two (2) years after the earlier of the Retirement Date or the separation, for any reason, of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, either directly or indirectly, solicit, divert, or recruit any employee of the Company to leave such employment to work for a Competing Business, or hire any employee of the Company or any former employee of the Company with less than a one year break in his or her separation of service from the Company to work for a Competing Business (whether as an employee, independent contractor or otherwise).
     16. Agreement Not to Disparage.
     Executive and the Company agree that neither shall make any disparaging comments or accusations detrimental to the reputation, business, or business relationships of the other except as compelled by law. In the event that Executive becomes legally compelled to disclose information that may be disparaging to the Company, or detrimental to the business or business relationships of the Company, he shall provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that Company becomes legally compelled to disclose information that may be disparaging to Executive, or detrimental to the business or business relationships of the Executive, Company shall provide Executive with prompt notice so that the Executive may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order remedy is not obtained, or that the party about whom the disclosure is to be made waives compliance with the provisions of this Agreement, such party will furnish only such information that such party is advised by written opinion of counsel of the party’s selection (with reasonable fees and expenses of such counsel’s opinion to be paid by the Company) is legally required and will exercise his best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any Trade Secret or item of Confidential Information. This Section shall not apply to disparaging comments or accusations made in testimony or pleadings in connection with any claims asserted by Executive or by the Company in a court of law. Notwithstanding the foregoing, the parties agree that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or the Executive to the extent required by any state or federal law enforcement agency.For purposes of this Section 16 only, “Company” shall be limited to officers and directors of the Company.
     17. Remedies.
     Executive acknowledges and agrees that by virtue of the duties and responsibilities attendant to his employment by the Company and the special knowledge of the Company’s affairs, business, clients and operations that he has been and will be provided as a consequence of such employment, irreparable loss and damage will be suffered by the Company if Executive should breach or violate any of the covenants and agreements contained in Sections 12-16 hereof. Executive further acknowledges and agrees that each of such covenants is reasonably necessary to protect and preserve the Company Business and the assets of the Company. In the event of breach or threatened breach by Executive of any provision of Sections 12-16 (including it subparts) hereof, the Company shall be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction and (ii) any other legal and equitable relief to which the Company may be entitled, including any and all monetary damages which the Company may incur as a result of said breach or threatened breach. The prevailing party in such litigation shall be entitled to recovery of all attorneys fees and costs incurred in the litigation. Executive moreover agrees that he (i) shall not be entitled to receive any payments payable hereunder after the date of such breach in accordance with Section 1 of Exhibit A to this Agreement and (ii) shall be required to forfeit any unvested restricted shares that remain outstanding pursuant to Section 6(b) of Exhibit A to this Agreement as of the date of the breach in the event that he breaches any of the covenants set forth in Sections 12-16 hereof. In the event Executive seeks a judicial declaration that Sections 12-16 hereof are legally unenforceable, Executive shall not, after the date of filing for such a judicial declaration, be entitled to receive any payments payable hereunder in accordance with Section 1 of Exhibit A to this Agreement. Moreover, should Executive succeed in obtaining a judicial declaration that Sections 12-16 hereof are not legally enforceable, Executive shall be obligated to repay all such payments previously made in accordance with Section 1 of Exhibit A to this Agreement, and shall be required to forfeit any unvested restricted shares that remain outstanding pursuant to Section 6(b) of Exhibit A to this Agreement.
     18. Severability.
     If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein. If the restrictions provided for in this Agreement are deemed unenforceable as written, the parties expressly authorize the court to revise, delete, or add to the restrictions contained in this Agreement to the extent necessary to enforce the intent of the parties and to provide Company’s goodwill, Confidential Information, and other business interests with effective protection.
     19. Resolution of Disputes.
          (a) With the sole exception of a claim brought by the Company seeking temporary, preliminary or permanent injunctive relief against Executive for any breach or threatened breach of any of the covenants set forth in Sections 12-16 of this Agreement as outlined in Section 17, if any form of legally cognizable dispute arises out of or relates to any aspect of this Agreement or the breach, termination, or validity thereof, the parties agree to resolve the dispute by binding arbitration before the American Arbitration Association (“AAA”). Disputes subject to binding arbitration include, without limitation, (1) all tort and contract claims; (2) claims brought under all applicable federal, state or local statutes, laws, regulations or ordinances, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act, as amended; the Americans with Disabilities Act, as amended; the Rehabilitation Act of 1973, as amended; and the Age Discrimination in Employment Act, as amended; (3) claims against the Company’s subsidiaries, affiliated and successor companies, and claims against the Company that include claims against the Company’s agents and employees, whether in their capacity as such or otherwise.
          (b) Arbitration proceedings shall be held in the State of Delaware, or at such other place as may be selected by the mutual agreement of the parties. The arbitration shall proceed in accordance with the Employment Dispute Resolution Rules of the AAA in effect on the date of this Agreement, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
          (c) The arbitration award shall be reasoned, in writing, and shall specify the factual and legal bases for the award. In rendering the award, the arbitrator shall determine the respective rights and obligations of the parties according to the laws of the State of Delaware or, if applicable, federal law, and without regard to conflict or choice of law principles. The arbitrator shall have the authority to award any remedy or relief that a federal or state court within the State of Delaware could order or grant, including without limitation, specific performance of any obligation created under this Agreement; an award of punitive, exemplary, statutory, or compensatory damages; a declaration of the forfeiture of amounts due or claimed to be due; or the imposition of sanctions for abuse or frustration of the arbitration process.
          (d) Each party shall pay for its own fees and expenses of arbitration including the expense of its own counsel, experts, witnesses and preparation and presentation of evidence, except that the cost of the arbitrator and any filing fee exceeding the applicable filing fee in federal court shall be paid by the Company; provided, however, that all reasonable costs and fees necessarily incurred by any prevailing party shall be subject to reimbursement from the other party as part of any award of the arbitrator. The arbitration tribunal also shall have the ability to apportion reasonable costs and fees in the event that neither party prevails in full.
          (e) By initialing below, Executive and the Company acknowledge that each has read the provisions of this Section 19 and agree to arbitration as provided herein. (A duly authorized officer of the Company shall provide his or her initials on behalf of the Company.)

______	Executive’s Initials

______	Company Officer’s Initials
     20. General Provisions.
          (a) This Agreement and the covenants, representations, warranties and releases contained herein shall inure to the benefit of and be binding upon Executive and the Company and each of their respective successors, heirs, assigns, agents, affiliates, parents, subsidiaries and representatives. This agreement shall be binding upon any successor of the Company, whether by merger or any other acquisition or transfer.
          (b) Each party acknowledges that no one has made any representation whatsoever not contained herein concerning the subject matter hereof in order to induce the execution of this Agreement.

          (c) Except in the event that the Company publicly files this Agreement or otherwise publicly discloses its terms and conditions, Executive agrees that the terms and conditions of this Agreement, including the consideration hereunder shall not be disclosed to anyone and shall remain confidential and not be disseminated to any person or entity not a party to this Agreement except to family members, legal counsel, an accountant for purposes of securing tax advice, the Internal Revenue Service, or state taxing agencies.
          (d) The “Effective Date” of this Agreement shall be the eighth (8th) day after the execution of the Agreement by Executive.
          (e) This Agreement does not constitute an admission of any liability.
          (f) Neither this Agreement nor any provision hereof may be modified or waived in any way except by an agreement in writing signed by each of the parties hereto consenting to such modification or waiver.
          (g) This Agreement shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws and rules) of Delaware.
          (h) Each of the parties represents and warrants that he or it is legally viable and competent to enter into this Agreement, is relying on independent judgment and the advice of legal counsel and has not been influenced, pressured, or coerced to any extent whatsoever in making this Agreement by any representations or statements made by any party, and/or any person or persons representing any party, and that the individuals executing this Agreement on his or its behalf are authorized to do so.
          (i) This Agreement, including all exhibits hereto, expressly supersedes all other prior agreements or other arrangements by and between the Company and Executive with respect to the compensation and benefits payable by the Company to Executive, including all of the Company’s payment obligations for compensation set forth in any employment agreement between the parties, whether or not in writing, and that such prior agreements or arrangements with respect to compensation and benefits payable by the Company to Executive shall upon the Effective Date be null and void and of no force and effect whatsoever. Notwithstanding the foregoing, the terms and conditions of all benefit plans and programs maintained by the Company and any agreement providing for post-employment obligations of Executive shall remain in full force and effect as to Executive except as expressly modified by this Agreement.
[Signatures on Following Page]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below.
EXECUTIVE ATTESTS THAT HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
NOTICE — THIS AGREEMENT CONTAINS A WAIVER OF RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.
EXECUTED THIS                      DAY OF                     , 2010.
EXECUTIVE:
Print Name:
Sworn to and subscribed before me this                      day of                     , 2010.

Notary Public
EXECUTED THIS                      DAY OF                     , 2010.
Company: Sysco Corporation
By:
Its:

EXHIBIT A
TO
TRANSITION AND EARLY RETIREMENT AGREEMENT
     Subject the specific terms and conditions of the Agreement, including, without limitation, those contained in Section 17 of the Agreement and provided that Executive’s employment is not terminated for “cause” prior to the Retirement Date (or if it is determined by the Board of Directors after the Retirement Date that Executive engaged in behavior that constituted “cause” on or prior to the Retirement Date), Executive shall be entitled to the following:
     1. Post-Retirement Benefits. In express exchange for the restrictive covenants provided in Sections 12 through 16 of the Agreement and provided Executive enters into, and does not effectively rescind, the Separation Agreement and Release of All Claims attached hereto as Exhibit B (or a substantially similar form thereto) and subject to Section 1(b) of this Exhibit A, on the date that is sixty (60) days following the Retirement Date (the “Payment Forfeiture Date”) the Company shall begin to provide to the Executive the payments and benefits described in this Section 1. Notwithstanding any provision in this Agreement to the contrary, however, none of the payments or benefits described in this Section 1 shall be made prior to the Company’s receipt of such executed release and the lapse of any revocation period provided for in such release, and if Executive does not provide to the Company such executed release after at least ten (10) days written notice of Company’s request for the same on or before the Payment Forfeiture Date, Executive shall forfeit any and all rights to the following payments.
          (a) The Company shall pay to Executive (or Executive’s beneficiary or estate), subject to Section 17 of the Agreement and 1(b) of this Exhibit A, commencing on the Payment Forfeiture Date a monthly payment for twenty-four (24) months equal to the sum of:
               (i) Executive’s monthly base salary (before any elective deferrals under any Company plan) in effect on the Effective Date of this Agreement, plus;
               (ii) An amount equal to one-twelfth (1/12th) of the average annual bonus paid to Executive under the Management Incentive Plan (before any elective deferrals under any Company plans) for the 2005 through 2009 fiscal years of the Company; and
               (iii) An amount equal to the monthly cost to Executive for continued coverage under the Company’s group health benefit insurance plans under Section 4980B of the Internal Revenue Code of 1986 (COBRA), regardless of whether Executive elects to be covered by COBRA.
The monthly amount payable to Executive pursuant to this Section 1(a) shall be paid to Executive in two semi-monthly installments in accordance with the Company’s regular payroll practices.
          (b) Notwithstanding the foregoing, no installments payable to Executive pursuant to this Section 1 shall be paid prior to the date that is six (6) months and one day following the date on which Executive experiences a “separation from service” from the

Company. Any installments delayed by reason of the immediately preceding sentence, shall be accumulated and paid in a lump-sum on the date that is six months and one day following Executive’s “separation from service” from the Company and any subsequent installments being paid in accordance with the dates and terms set forth in Section 1(a) of this Exhibit A. For purposes of this Agreement, Executive shall have experienced a “separation from service” as a result of a termination of employment if the level of bona fide services performed by Executive decreases to a level equal to twenty-five percent (25%) or less of the average level of services performed by Executive during the immediately preceding thirty-six (36) month period, taking into account any periods of performance excluded by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     (c) Amounts payable to Executive pursuant to this Section 1 shall not be eligible for use in determining Executive’s accrued benefit under the SERP.
     2. SERP Retirement Benefit.
     Executive’s active participation in the Sysco Corporation Supplemental Executive Retirement Plan (the “SERP”) will terminate on the Retirement Date. Because Executive is a Specified Employee (as that term is defined in the SERP) distributions to Executive under the SERP cannot commence earlier than the date that is six months and one day following Executive’s Separation from Service (as that term is defined in the SERP). As a result, pursuant to the terms of the SERP, Executive’s SERP retirement benefit will commence as soon as administratively practicable following the date that is six (6) months and one day following Executive’s Separation from Service (as that term is defined in the SERP) from the Company.
     3. EDCP.
     Executive’s active participation in the Sysco Corporation Executive Deferred Compensation Plan (the “EDCP”) will terminate on the Retirement Date. Because Executive is a Specified Employee (as that term is defined in the EDCP) distributions to Executive under the EDCP cannot commence earlier than the date that is six months and one day following Executive’s Separation from Service (as that term is defined in the SERP). As a result, pursuant to the terms of the EDCP, Executive’s account in the EDCP will be distributed in accordance with Executive’s retirement distribution election commencing as soon as administratively practicable following the date that is six (6) months and one day following Executive’s Separation from Service (as that term is defined in the EDCP) from the Company.
     4. 401(k) and Pension Plans.
     Executive’s active participation in the Sysco Corporation Employees’ 401(k) Plan (the “401(k)”) and Sysco Corporation Retirement Plan (the “Pension Plan”) will cease as of the Retirement Date. Executive will be entitled to his vested 401(k) and Pension Plan benefits in accordance with the terms of such plans.

     5. Stock Options.
     Each stock option previously granted to Executive and outstanding as of the Retirement Date will continue to vest and may be exercised only in accordance with the terms of the applicable Stock Incentive Plan and Executive’s option grants. For purposes of determining Executive’s eligibility for continued vesting and exercise following Executive’s termination of employment from the Company under the terms of the Stock Incentive Plans and Executive’s option grants, Executive will be treated as retiring in good standing under Company policy.
     6. Restricted Stock.
          (a) MIP Shares. Because Executive is retiring under Company policy, all contractual restrictions on Executive’s shares of restricted stock issued Executive under the MIP and held by Executive through his Retirement Date shall lapse as of the Retirement Date. Accordingly, all contractual restrictions on any shares granted to Executive under the MIP for fiscal year 2008 shall lapse upon the Retirement Date.
          (b) 2009 Special Grant of Restricted Shares. Pursuant to the Restricted Stock Award Agreement between Executive and the Company, dated January 17, 2009 (the “Award Agreement”), all shares of restricted stock granted to Executive pursuant to the Award Agreement that are otherwise unvested as of Executive’s Retirement Date are required to be forfeited to the Company as of such date. In express exchange for the restrictive covenants provided in Sections 12 through 16 of the Agreement and provided Executive enters into, and does not effectively rescind, the Separation Agreement and Release of All Claims attached hereto as Exhibit B (or a substantially similar form thereto), subject to Section 17 of the Agreement twelve thousand six hundred thirty-seven (12,637) shares of restricted stock subject to the Award Agreement shall remain outstanding and shall vest in full on January 17, 2011. All remaining restricted shares subject to the Award Agreement that are otherwise unvested as of the Retirement Date shall be forfeited to the Company in accordance with the terms of the Award Agreement.
     7. Restricted Stock Units.
     Each Restricted Stock Unit previously granted to Executive and outstanding as of the Retirement Date will continue to vest and will be payable only in accordance with the terms of the applicable Stock Incentive Plan and Executive’s Restricted Stock Unit Grant Agreement. For purposes of determining Executive’s eligibility for continued vesting following Executive’s termination of employment from the Company under the terms of the Stock Incentive Plans and Executive’s Restricted Stock Unit Grant Agreement, Executive will be treated as retiring in good standing under Company policy.

     8. 2004 Cash Performance Unit Plan (the “2004 CPU Plan”) & 2008 Cash Performance Unit Plan (the “2008 CPU Plan” and together with the 2004 CPU Plan, the “CPU Plan”).
     Executive’s termination shall be treated as a Retirement (as defined in the CPU Plan) for purposes of the CPU Plan. Subject to the terms and conditions of the 2004 CPU Plan, Executive shall be entitled to payment for all Performance Units (as defined in the 2004 CPU Plan) granted to Executive pursuant to the 2004 CPU Plan (grants for fiscal years prior to 2010) after the end of the relevant performance period based on actual Company performance. Subject to the terms and conditions of the 2008 CPU Plan, Executive shall be entitled to payment for one-third (1/3rd) of the Performance Units (as defined in the 2008 CPU Plan) granted to Executive pursuant to the Fiscal Year 2010 Cash Performance Unit Program after the end of the relevant performance period based on actual Company performance.
     9. Medical, Dental and Vision Coverage.
     As set forth in the Company’s Early Retiree Healthcare Plan, Executive shall be eligible to elect continued coverage for himself, his spouse and eligible dependents under Federal COBRA and/or the Early Retiree Healthcare Plan. Subject to the terms of the Company’s Healthcare Plan, as in effect from time to time, Executive’s disabled dependent shall be eligible for continued coverage under the Healthcare Plan for the period during which Executive is on COBRA and thereafter under the Company’s Early Retiree Medical Plan for as long as such dependent remains disabled under the terms of the Plans and required payments are made on behalf of all those covered on a timely basis as defined by the Plan unless the Plan is terminated at which time coverage will cease. This will include periods of time during which Executive’s disabled dependent is otherwise eligible for Medicare.
     10. Life Insurance, Accidental Death and Dismemberment Insurance and Disability Coverage.
     Coverage under the Company’s group life/ accidental death and dismemberment plan and any supplemental life insurance purchased by Executive will continue through the Retirement Date. Executive may purchase conversion and/or portable coverage at his election. Coverage under the Company’s disability plan will cease as of the Retirement Date.
     11. Vacation.
     Executive will exhaust all accrued, but unused vacation time prior to the Retirement Date.
     12. Miscellaneous Benefits.
     Executive will be entitled to retain the Company issued Blackberry and Amazon Kindle.

     13. Tax and Other Matters.
     The Company shall withhold all applicable taxes from amounts paid to Executive hereunder and shall pay such withheld taxes over to the proper taxing authorities. If any compensation or benefits provided for by this Agreement may result in the application of Section 409A of the Code, the Company will modify this Agreement in the least restrictive manner necessary in order, where applicable, (i) to exclude such compensation or benefits from the definition of “deferred compensation” within the meaning of said Section 409A, or (ii) to comply with the provisions of said Section 409A, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without diminution in the economic value of the payments and benefits to be paid or provided to Executive pursuant to this Agreement. To the extent required in order to comply with Section 409A of the Code, amounts or benefits to be paid or provided to Executive pursuant to this Agreement will be delayed to the first business day on which such amounts and benefits may be paid to Executive without resulting in liability for the excise tax, penalties and interest under Section 409A of the Code.
     14. No Effect on Benefit Plans. Nothing contained in this Agreement or this Exhibit A shall be construed or interpreted in a manner as to limit the Company’s ability to amend or terminate its benefit plans in accordance with the terms of such plans.

EXHIBIT B
TO
TRANSITION AND EARLY RETIREMENT AGREEMENT
SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS
[ATTACHED]

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS
     THIS SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (the “Agreement”) is entered into by and between Sysco Corporation, a Delaware corporation (the “Company”) and KENNETH F. SPITLER, a resident of the state of Texas (“Executive’’), as of the Effective Date of the Agreement, as defined below.
W I T N E S S E T H:
     WHEREAS, in accordance with the Transition and Early Retirement Agreement (“Transition Agreement”) executed by the parties, they are entering into this Agreement upon Executive’s retirement from the Company as of June 28, 2010 (the “Retirement Date”);
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Executive’s Retirement.
     As of the close of business on the Retirement Date, Executive shall be deemed to retire from the Company, including all positions that he formerly held with the Company.
     2. Acknowledgment of OWBPA Rights.
     Executive hereby acknowledges that he knowingly and voluntarily enters into this Agreement with the purpose of waiving and releasing any claims he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and any and all state age discrimination laws (“SADL”). Executive further acknowledges and agrees that:
a.	this Agreement is written in a manner in which he fully understands;

b.	he specifically waives any rights or claims arising under the ADEA and SADL;

c.	this Agreement does not waive rights or claims under the ADEA and/or SADL that may arise after the date this Agreement is executed;

d.	the rights and claims waived in this Agreement are in exchange for consideration over and above anything to which Executive is already entitled;

e.	Executive has been advised in writing to consult with an attorney prior to executing this Agreement;

f.	EXECUTIVE has been given 21 days in which to consider this Agreement.

g.	EXECUTIVE has been given 7 days after his execution of this Agreement to revoke this Agreement by providing written notice to Company within seven (7) days following its execution. Any notice of revocation of this Agreement shall not be effective unless given in writing and received by Company within the seven (7) day revocation period via personal delivery, overnight courier, or certified U.S. mail, return receipt requested, to Sysco Corporation, 1390 Enclave Parkway, Houston, TX 77077-2099, Attention: General Counsel. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE AND ENFORCEABLE UNTIL SUCH SEVEN (7) DAY PERIOD HAS EXPIRED. IF EMPLOYEE REVOKES THIS AGREEMENT WITHIN SUCH SEVEN (7) DAY PERIOD, EMPLOYEE WILL NOT BE ENTITLED TO RECEIVE ANY OF THE RIGHTS AND BENEFITS DESCRIBED HEREIN.
     3. Release of Claims by Executive.
     Pursuant to the consideration provided in Exhibit A of the Transition Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive, on his behalf and on behalf of his heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest (collectively, the “Derivative Claimants” and each a “Derivative Claimant”), hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, the Company and each of the Company’s directors, officers, employees, representatives, stockholders, predecessors, successors, assigns, agents, attorneys, divisions, subsidiaries and affiliates (and any and all agents, directors, officers, employees, members, stockholders, representatives and attorneys of such stockholders, predecessors, successors, assigns, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees” and each a “Releasee”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown, that Executive now has, owns, or holds, or claims to have, own, or hold, or which Executive at any time heretofore had, owned, or held, or claimed to have, own, or held from the beginning of time to the date that Executive signs this Agreement, including, but not limited to, those claims arising out of or relating to (i) any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, or any other relationship, involving Executive and/or any Releasee, (ii) breach of any express or implied contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, assault, battery, negligence, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, the Vocational Rehabilitation Act, the Americans with Disabilities Act, and/or the Fair Credit Reporting Act or any other constitutional, federal, regulatory, state or local law, or under the common law or in equity, and (iii) any other matter (each of which is referred to herein as a “Claim”); provided, however, that nothing in this Agreement shall operate to release any claims that cannot be released under applicable law. Notwithstanding the foregoing, nothing contained herein shall operate to release any obligations of Company, its successors or assigns: (i) that relates to amounts or benefits set forth on Exhibit A of the Transition Agreement, or (ii) to defend and indemnify Executive to the maximum extent that directors and officers of corporations are required to be indemnified under Delaware law or the Company’s Certificate of Incorporation and Bylaws for all costs of litigation and any judgment or settlement amount paid for acts, errors or omissions for periods of time during which Executive served as an officer or director of the Company.
     4. Release of Unknown Claims by Executive.
     Executive recognizes that he may have some claim, demand, or cause of action against the Releasees relating to any Claim of which he is totally unaware and unsuspecting and which is given up by the execution of this Agreement. It is Executive’s intention in executing this Agreement, having received the advice of legal counsel, that this Agreement will deprive him of any such Claim and prevent Executive or any Derivative Claimant from asserting the same. The provisions of any local, state, federal, or foreign law, statute, or judicial decision providing in substance that this Agreement shall not extend to such unknown or unsuspecting claims, demands, or damages, are hereby expressly waived.
     5. Cooperation in Litigation
     Executive agrees to cooperate with the Company in the handling or defense of any legal claims or disputes related to his past association with the Company. Executive will make himself reasonably available to Company in connection with any pending or threatened claims or charges against Company, will provide information requested by Company in a truthful and complete manner without the need for subpoena, and will, upon reasonable notice, attend any legal proceeding at which his presence is needed by Company without the need for subpoena; provided, however, that both parties will cooperate in an effort to avoid schedule conflicts and Company will assist Executive in bringing any conflicting obligations to the attention of the applicable court in an effort to accommodate same. The Company will reimburse Executive for all documented out of pocket expenses incurred by Executive in complying with his obligations under this Section.
     6. No Assignment.
     Executive represents and warrants that he has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the Claims released herein. Executive agrees to indemnify and hold harmless the Releasees against any losses, settlements, judgments, defense costs or other amounts incurred in response to any Claim, based on, arising out of, or due to any such assignment or transfer. With respect to any Claim that is subject to indemnification, the Releasees retain the right to control the defense of any Claim and to resolve any such Claim upon securing Executive’s written consent to the proposed resolution, which consent shall not unreasonably be withheld.

     7. Covenant Not to Sue.
     A “covenant not to sue” is a legal term which means Executive promises not to file a lawsuit in court. It is different from the release of claims contained above. Besides waiving and releasing the claims covered by Section 3, Executive further agrees never to sue any of the Releasees in any forum for any reason covered by Section 3. Notwithstanding this Covenant Not To Sue, Employee may bring a claim against the Company to enforce this Agreement or to challenge its validity under the ADEA and/or SADL. If Executive sues a Releasee in violation of this Agreement, he shall be liable to that Releasee for its reasonable attorneys’ fees and other litigation costs incurred in defending against that suit except as outlined in Section 8. In furtherance of the foregoing, Executive further agrees on behalf of himself and the Derivative Claimants to hold each Releasee harmless with respect to any such suit or prosecution in contravention of this Section 7.
     8. No Assistance.
     Executive understands that if this Agreement were not signed, he would have the right voluntarily to assist other individuals or entities in bringing Claims against the Releasees. Executive hereby waives that right and hereby agrees that he will not voluntarily provide any such assistance absent compulsion of law. Notwithstanding the foregoing, Executive understands that nothing in this Agreement is intended to interfere with or deter Executive’s right to challenge the waiver of an ADEA claim or SADL claim; however, such a challenge will not affect the validity of the release of any other claims covered by this agreement. Executive understands that nothing in this Agreement is intended to interfere with or deter Executive’s right to file a charge, complaint or charge with the Equal Employment Opportunity Commission or any state agency or commission or to participate in any investigation or proceeding conducted by those agencies. This Agreement does, however, waive and release any right of Executive to recover damages with respect to any claim released herein under the civil rights statutes. Executive understands that nothing in this Agreement would require Executive to tender back the money received under this Agreement if Executive seeks to challenge the validity of the ADEA or SADL waiver; nor does Executive agree to ratify any ADEA or SADL waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Company should Executive challenge the waiver of an ADEA or SADL claim or file an ADEA or SADL suit except as authorized by federal or state law.
     9. Return of Company Property and Proprietary Information.
          (a) Executive further promises, represents and warrants that Executive has returned or will return to William Delaney by no later than the Retirement Date: (1) except as otherwise provided on Exhibit A to the Transition Agreement all property of Company, including, but not limited to, any and all files, records, credit cards, keys, identification cards/badges, computer access codes, computer programs, instruction manuals, equipment

(including computers) and business plans; (2) any other property which Executive prepared or helped to prepare in connection with Executive’s employment with Company; and (3) all documents, including logs or diaries, all tangible materials, including audio and video tapes, all intangible materials (including computer files), and any and all copies or duplicates of any such tangible or intangible materials, including any duplicates, copies, or transcriptions made of audio or video tapes, whether in handwriting or typewritten, that are in the possession, custody or control of Executive or his attorneys, agents, family members, or other representatives, which are alleged to support in any way any of the claims Executive has released under this Agreement.
          (b) The foregoing representation shall include all Confidential Information and Trade Secrets of Company, as these terms are defined in the Transition Agreement. With respect to such Confidential Information and Trade Secrets, Executive warrants and represents that he has returned all such Proprietary Information to the Company on or before the close of business on the Retirement Date.
     10. COBRA.
     Company will provide Executive with a separate notification about his rights under COBRA to elect to continue group health insurance benefits for a specified time as provided under Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), as well as certain other rights to continued health plan coverage.
     11. Severability.
     If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein. If the restrictions provided for in this Agreement are deemed unenforceable as written, the parties expressly authorize the court to revise, delete, or add to the restrictions contained in this Agreement to the extent necessary to enforce the intent of the parties and to provide Company’s goodwill, Confidential Information, and other business interests with effective protection.
     12. Resolution of Disputes.
     The dispute resolution provisions of Section 19 of the Transition Agreement, which are incorporated by reference as if set forth fully herein, shall govern any disputes between the parties hereto.
     13. General Provisions.
          (a) This Agreement and the covenants, representations, warranties and releases contained herein shall inure to the benefit of and be binding upon Executive and the Company and each of their respective successors, heirs, assigns, agents, affiliates, parents, subsidiaries and representatives.

          (b) Each party acknowledges that no one has made any representation whatsoever not contained herein concerning the subject matter hereof in order to induce the execution of this Agreement.
          (c) Except in the event that the Company publicly files this Agreement or otherwise publicly discloses its terms and conditions, Executive agrees that the terms and conditions of this Agreement, including the consideration hereunder shall not be disclosed to anyone and shall remain confidential and not be disseminated to any person or entity not a party to this Agreement except to family members, legal counsel, an accountant for purposes of securing tax advice, the Internal Revenue Service, or state taxing agencies.
          (d) The “Effective Date” of this Agreement shall be the eighth (8th) day after the execution of the Agreement by Executive.
          (e) This Agreement does not constitute an admission of any liability.
          (f) Neither this Agreement nor any provision hereof may be modified or waived in any way except by an agreement in writing signed by each of the parties hereto consenting to such modification or waiver.
          (g) This Agreement shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws and rules) of Delaware.
          (h) Each of the parties represents and warrants that he or it is legally viable and competent to enter into this Agreement, is relying on independent judgment and the advice of legal counsel and has not been influenced, pressured, or coerced to any extent whatsoever in making this Agreement by any representations or statements made by any party, and/or any person or persons representing any party, and that the individuals executing this Agreement on his or its behalf are authorized to do so.
          (i) This Agreement and the Transition Agreement expressly supersede the all other prior agreements or other arrangements by and between the Company and Executive with respect to the compensation and benefits payable by the Company to Executive, including all of the Company’s payment obligations for compensation set forth in any employment agreement between the parties, whether or not in writing, and that such prior agreements or arrangements with respect to compensation and benefits payable by the Company to Executive shall upon the Effective Date be null and void and of no force and effect whatsoever. Notwithstanding the foregoing, the terms and conditions of all benefit plans and programs maintained by the Company shall remain in full force and effect as to Executive except as expressly modified by this Agreement and/or the Transition Agreement. For the avoidance of doubt, the covenants contained in any benefit plan or program maintained by the Company, including, without limitation, the SERP, EDCP and any Stock Incentive Plan, under which Executive has outstanding stock options or other equity awards (each a, “Stock Incentive Plan”) remain in full effect. In addition, Executive agrees and acknowledges that the covenants contained in Sections 12-16 of the Transition Agreement remain in full effect following the execution of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below.
EXECUTIVE ATTESTS THAT HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
NOTICE — THIS AGREEMENT CONTAINS A WAIVER OF RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.
EXECUTED THIS                      DAY OF                     , 2010.
EXECUTIVE:
Print Name:
Sworn to and subscribed before me this                      day of                     , 2010.

Notary Public
EXECUTED THIS                      DAY OF                     , 2010.
Company: Sysco Corporation
By:
Its:

EXHIBIT C
TO
TRANSITION AND EARLY RETIREMENT AGREEMENT
SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS
[ATTACHED]

EXHIBIT C
U.S. FOODSERVICE
PERFORMANCE FOOD GROUP
GORDON FOOD SERVICE
REINHART FOOD SERVICE
MAINES PAPER & FOOD SERVICE
RESTAURANT DEPOT
SERVICES GROUP OF AMERICA
BEN E KEITH FOODS
SHAMROCK FOODS CO.
LABATT FOOD SERVICE
CHENEY BROTHERS, INC.
IFH
AGAR SUPPLY CO., INC.